UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 16, 2013

Date of Report

September 30, 2013

(Date of earliest event reported)

REGENICIN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146834	27-3083341
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10-High Court, Little Falls, NJ 07424

(Address of principal executive offices, including zip code)

(646) 403-3581

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events

On September 30, 2013, we filed a lawsuit against Lonza Walkersville, Inc. (“Lonza Walkersville”), Lonza Group Ltd. (“Lonza Group”) and Lonza America, Inc. (“Lonza America”) (collectively, the “Defendant”) in Fulton County Superior Court in the State of Georgia.

In our complaint, we allege that we entered into a Know-How License and Stock Purchase Agreement (“Know-How SPA”) with Lonza Walkersville, on July 21, 2010. Pursuant to the terms of the Know-How SPA, we paid Lonza Walkersville $3,000,000 and, in exchange, we were to receive an exclusive license to use certain proprietary know-how and information necessary to develop and seek approval by the U.S. Food and Drug Administration (“FDA”) for the commercial sale of PermaDerm®. Additionally, pursuant to the terms of the Know-How SPA, we were entitled to receive certain related assistance and support from Lonza Walkersville upon payment of the $3,000,000. Once we secured FDA approval for the commercial sale of PermaDerm®, the Know-How SPA provided that we were to pay Lonza Walkersville an additional $2,000,000 to buy its subsidiary, Cutanogen Corporation (“Cutanogen”).

However, as we allege in the complaint, we believe the Defendant determined that it would make more money on PermaDerm® if it was not approved by the FDA and, unbeknownst to us, Lonza Walkersville never intended to fulfill its obligations under the Know-How SPA. In this regard, we allege in the complaint that Lonza Walkersville used certain proprietary know-how and information for at least thirteen (13) other companies. The same certain proprietary know-how and information we had purchased for $3 million under the exclusive Know-How SPA. Further, as we allege in the complaint, the Defendant utilized threats and coercion against us throughout the contract term, including false claims of breach and securities violations, in order to attempt to terminate the Know-How SPA unilaterally. As a result, we received neither the exclusive license the Defendant had promised, nor the benefit of the exclusive Know-How SPA. Therefore, we allege in the complaint that, because of the Defendant’s breaches and tortious conduct, that we lost the fees paid to the Defendant, which the Defendant did not earn, and suffered consequential damages and lost opportunities.

We intend to continue to develop and gain FDA approval of cell therapy and biotechnology products separate from the Defendant’s patent, while fully prosecuting the Defendant to regain our losses as a result of its wrong doing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2013

REGENICIN, INC.

By: /s/ Randall McCoy

Name: Randall McCoy

Title: Chief Executive Officer

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